                                                                    EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          METRIKA SYSTEMS CORPORATION

    Metrika Systems Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of
Delaware:

    1. That Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to effect a reverse stock split and that such amendment is hereby effected by deleting said Article in its entirety and inserting the following in substitution therefor:

    "FOURTH: The total number of shares of Common Stock which the Corporation shall have authority to issue is twenty-five million (25,000,000), and the par value of each of the such share is one cent ($.01). Each share of Common Stock, $.01 par value per share, issued at the close of business on the date that this Certificate of Amendment to the Corporation's Certificate of Incorporation becomes effective shall automatically be converted into one-half (1/2) of a validly issued, fully paid and nonassessable share of Common Stock, $.01 par value. Upon this amendment becoming effective, each certificate representing shares of Common Stock, $.01 par value, immediately prior to the effectiveness of this Certificate of Amendment, shall represent one-half (1/2) of a share of Common Stock, $.01 par value, from and after the effectiveness of this Certificate of Amendment. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the effectiveness of this Certificate of Amendment. Each Stockholder who would otherwise be entitled to receive a fractional share will be paid cash in lieu of such fractional share in the sum of such Stockholder's fractional interest multiplied by $15.00."

    2. That the Board of Directors of the Corporation in a written action in lieu of a meeting dated May 27, 1997, duly adopted the following resolution:

RESOLVED:      That the Directors recommend that the Stockholders of the
               Corporation approve an amendment to the Corporation's Certificate of Incorporation declaring a reverse stock split of one share for every two shares (1:2) of the Common Stock of the Corporation, said split to be accomplished by issuing to the holders of record of the Common Stock of the Corporation one share of Common Stock for every two shares of Common Stock held by such holders as of the date the Amendment to the Corporation's Certificate of Incorporation is filed with the office of the Delaware Secretary of State.

     3. That the amendment to the Corporation's Certificate of Incorporation was duly adopted by the affirmative vote of Stockholders of the Corporation holding in excess of 50% of the shares of Common Stock, $.01 par value per share, of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     4. That, in accordance with Section 228 of the General Corporation Law of the State of Delaware, written notice of such amendment has been given to each Stockholder of the Corporation who has not consented to such amendment.

     IN WITNESS WHEREOF, Metrika Systems Corporation has caused this Certificate of Amendment to be signed by Ernesto A. Corte, its President, and attested by Sandra L. Lambert, its Secretary, this 27th day of May, 1997.


                                      METRIKA SYSTEMS CORPORATION

                                      By: /s/ Ernesto A. Corte
                                         ---------------------------
                                          Ernesto A. Corte
                                          President

ATTEST:

By: /s/ Sandra L. Lambert
   -----------------------------
   Sandra L. Lambert
   Secretary


                                       2